Exhibit 5.1

August 2, 2011

Sunoco Logistics Partners L.P.

Sunoco Logistics Partners Operations L.P.

1818 Market Street, Suite 1500

Philadelphia, Pennsylvania 19103

Re: 4.650% Senior Notes due 2022 and 6.100% Notes due 2042

Ladies and Gentlemen:

We have acted as counsel for Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the “Operating Partnership”), and Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Operating Partnership under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Operating Partnership of (i) $300,000,000 aggregate principal amount of 4.650% Senior Notes due 2022 (the “2022 Notes”), and (ii) $300,000,000 aggregate principal amount of 6.100% Senior Notes due 2042 (the “2042 Notes,” and together with the 2022 Notes, the “Securities”), which are fully and unconditionally guaranteed by the Partnership. We have participated in the preparation of a Prospectus Supplement dated July 28, 2011 (the “Prospectus Supplement”) and the Prospectus dated February 1, 2010 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-155644) (the “Registration Statement”), as amended by Post-Effective Amendment No. 1 thereto. The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Certificate of Limited Partnership and Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 26, 2010, each as amended to the date hereof; (iii) the Certificate of Limited Partnership and First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of February 8, 2002; (iv) the Underwriting Agreement, dated July 28, 2011, relating to the offer and sale of the Securities (the “Underwriting Agreement”); (v) resolutions adopted by the sole director and the pricing committee of Sunoco Logistics Partners GP LLC, a Delaware limited liability company; (vi) resolutions adopted by the board of directors of Sunoco Partners LLC, a Delaware limited liability company; (vii) the Senior Indenture, dated as of December 16, 2005, between the Operating Partnership, the Partnership, Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership (“Sunoco M&T”), Sunoco Pipeline L.P., a Texas limited partnership (“Sunoco Pipeline”), and U.S. Bank National Association, as successor

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Sunoco Logistics Partners L.P.

August 2, 2011 Page 2

Trustee (the “Indenture”); (viii) the Fifth Supplemental Indenture, dated as of August 2, 2011, among the Operating Partnership, the Partnership and U.S. Bank National Association, as successor Trustee (the “Fifth Supplemental Indenture”); (ix) the Sixth Supplemental Indenture, dated as of August 2, 2011, among the Operating Partnership, the Partnership and U.S. Bank National Association, as successor Trustee (the “Sixth Supplemental Indenture”); and (x) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Operating Partnership.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Operating Partnership, the Partnership, Sunoco M&T or Sunoco Pipeline) any document reviewed by us had authority to sign in such capacity; (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; and (vii) the Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture each were duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Securities have been duly authorized, executed and issued by the Operating Partnership and, assuming that the Securities have been duly authenticated by U.S. Bank National Association, as successor trustee under the Indenture, constitute valid and binding obligations of the Operating Partnership and the Partnership enforceable against the Operating Partnership and the Partnership in accordance with their terms and will be entitled to the benefits of the Indenture, as amended and supplemented by the Fifth Supplemental Indenture and Sixth Supplemental Indenture.

The foregoing opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Sunoco Logistics Partners L.P.

August 2, 2011 Page 3

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture, the Fifth Supplemental Indenture or the Sixth Supplemental Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited in all respects to the laws of the Delaware Revised Uniform Limited Partnership Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the references to this firm under the caption “Legal” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K. By giving such consent, we do not admit that we are within the category of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
VINSON & ELKINS L.L.P.